Exhibit 99.1
ALLIANCE SEMICONDUCTOR ANNOUNCES AGREEMENT TO SELL
INTEREST IN SOLAR VENTURES
SANTA CLARA, Calif.—(BUSINESS WIRE)—February 12, 2007—Alliance Semiconductor Corporation (ALSC.PK) today announced that it has signed an agreement to sell its 73.31% interest in Solar Venture Partners, L.P. to several funds affiliated with Willowridge and Thomas Weisel Partners for $5.0 million in cash. Solar Venture Partners is a venture capital partnership that holds investments in a number of early stage companies. The transaction is subject to standard closing conditions, including the consent of the general partner of Solar Venture Partners. The parties will seek to complete the transaction as promptly as practicable.
Contacts:
Alliance Semiconductor Corporation, Santa Clara, CA
Melvin L. Keating, President and Chief Executive Officer
408-855-4900